CO- MARKETING AGREEMENT

THIS CO- MARKETING AGREEMENT (“Agreement”) is entered into as of January 23, 2018 by and between:

HARTE HANKS, INC, a Delaware corporation with its principal office at 9601 McAllister Freeway, Suite 610; San Antonio, TX 78216, (the “Company,” which shall be deemed to include its successors and assigns to the extent permitted hereunder), and

WIPRO, LLC, a Delaware limited liability corporation having its registered office at 2 Tower Center Blvd, Suite 2200; East Brunswick, NJ 08816, USA (“Wipro”, which shall be deemed to include its successors and assigns to the extent permitted hereunder);

Each of Wipro and the Company shall be individually referred to as a “Party”, and jointly as the “Parties”.
WHEREAS, Wipro is a leading global services provider of global information technology, consulting and business process services (collectively, “Wipro Offerings”);
WHEREAS, the Company is a provider of global marketing services offering omni-channel marketing solutions that include consulting, strategic assessment, data, analytics, digital, social, mobile, print, direct mail and contact center (collectively, “Company Offerings”):
WHEREAS, the Parties intend to collaborate to offer and provide the Wipro Offerings and Company Offerings jointly to each other's customers and potentially other potential new customers of either party; and
WHEREAS, the parties may also provide to any of such customers integrated product and/or service offerings that are jointly developed, configured and/or customized and that employ both Wipro Offerings and Company Offerings (“Joint Offerings”); and any of the Wipro Offerings, Company Offerings or Joint Offerings may be referred to in this Agreement individually or collectively as “Offerings,” where dictated by the context), in all cases under the framework set forth in this Agreement and on such additional terms, and with such specific responsibilities and obligations, as the Parties may mutually agree with respect to each such opportunity (the activities and relationship described in this Agreement); and
WHEREAS, the Parties wish to establish the terms and conditions governing the Parties relationship with respect to the activities provided under Agreement.
NOW, THEREFORE, for the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1. Overview of the Alliance; Relationship of the Parties

1.1
Objectives of the Alliance. Parties have aspirations to expand their revenues from Chief Marketing and Digital officer spend. The Parties have complimentary skills and scale to address this spend; and hence have agreed to cooperate to jointly market, promote and sell and their respective Offerings to existing and new customers as a team under the terms and conditions of this Agreement.

Through this cooperation, Company will become a Sell-with partner for Wipro (and vice versa). Both parties have commitments to each other around other relationships they have around Sell-to (where Wipro provides services directly to Company) and Sell-through (where Wipro provides sub-contracted services to Company clients through a shared service agreement/statement of work); and these commitments are foundational to this Sell-with partnership success and delivery effectiveness of new programs. For clarity, any resulting work to be performed by a Party in connection with a Joint Offering as described in this Agreement and any Project Addendum, will be provided under the separate services agreement between such Parties, as applicable to such Joint Offering.
Following are the Parties’ principle objectives as a starting point. Relationship Managers from both parties will update the objectives and achievement progress on periodic basis (quarterly updated and reviewed with Governance council)

•
Increasing Overall revenues from Wipro-Company relationship—this includes Sell-to, Sell-through and Sell-with revenue agreement and expectations.  Wipro’s target revenue objectives are reflected in Schedule 2.

•
Prioritization of Potential Customers to be targeted under this Co-Marketing agreement—both parties will work together towards identifying Customers, create business plans in an effort to make  a sale to such Customers, and deliver on programs jointly.  The initial list of targeted customers is reflected in Schedule 3.

•
Development of Joint Offerings—both parties are working towards identifying specific Joint Offerings that will be taken to Customers as part of this agreement.  These Joint Offerings will undergo regular updates and reviews both internally within the Company and Wipro, and externally with Customers. Both Parties will endeavour keep this schedule updated so services being jointly offered to Customers are relevant to the time and market trends.  The initial list of Joint Offerings is reflected in Schedule 4.

1.2
Customers and Proposals. The Company and Wipro agree to collaborate for the purpose of preparing and submitting to their own, each other's and potentially additional prospective customers of either Party (each, a “Customer”) proposals for the offering of Joint Offerings (each, a “Proposal”). No printed or electronic materials that refer or relate to any Wipro Offerings or Company Offerings will be provided to any Customer by the Company or Wipro, respectively, without Wipro’s or the Company’s prior written approval (not to be unreasonably withheld or delayed) and with email approval sufficient for this purpose. No printed or electronic materials that refer or relate to any Joint Offerings will be provided to any Customer by either Party without the other Party’s prior written approval (not to be unreasonably withheld or delayed) and with email approval sufficient for this purpose.

1.3
Projects. If a Proposal is accepted by the Customer, the Parties will cooperate in carrying out the project described therein (the “Project”) in accordance with the applicable terms of this Agreement, the Proposal and the applicable Project Addendum (as defined in Section 1.3).

1.4	Project Plans. The Parties’ general roles and responsibilities for each Proposal and Project will initially be specified in a project plan (“Project Plan”).

1.5
Project Addenda. Wipro’s and the Company’s respective responsibilities and obligations and their relationship with respect to the respective Project shall be as specified in this Agreement as supplemented by a Project-specific addendum to be agreed and executed by the Parties with respect to the applicable Project (a “Project Addendum”). Each Project Addendum entered into by the Parties when Wipro is the party designated as the Prime (as defined in Schedule 1 to this Agreement) shall be substantially in the form attached hereto in Schedule-1 and shall conform to the specifications in Section 4 of this Agreement. Each Project Addendum entered into by the Parties when Company is the party designated as the Prime shall be in the form of the Supplier Supply and Services Agreement (“SSSA”) dated the 22nd day of July, 2016, except clauses VIII and X of the SSSA which stand amended as below, only for the purposes of this Agreement:

“VIII     INDEMNITY
Supplier agrees to indemnify and hold harmless Harte Hanks, its affiliates, and each of their officers, directors, employees, successors and assigns (all hereinafter referred to in this clause as “Indemnified Parties”) from and against any proven or alleged third party claims, demands, suits, losses, damages, liabilities, fines, penalties and expenses (including attorney’s fees) that relate to the provision of Products/ Services by the Supplier, its affiliates, and each of their officers, directors, employees, suppliers, contractors or successors in the performance of this Agreement and cause: (1) injuries or death to persons or damage to property, including theft; (2) failure by Supplier to conform to any applicable laws and regulations relating to the Product/ Services, and/or its confidentiality obligations under this Agreement; (3) grossly negligent or intentional acts or omissions of Supplier; and (4) infringement of any patent, copyright, trademark, trade secret or other intellectual property right resulting from the  Supplier’s provision of Products/Services,  provided however that Supplier shall not have any indemnity obligation to Harte Hanks under this Section to the extent that any infringement or claim thereof is attributable to:  (1) the combination, operation or use of Products/Services with equipment or software supplied by Harte Hanks where the Products/Services would not itself be infringing; (2) compliance with designs, specifications, materials, inputs, or instructions provided by Harte Hanks;  (3) use of Products/Services in an application or environment for which it was not designed or contemplated under this Agreement; or (4) modifications of a Products/Services by anyone other than Supplier where the unmodified version of the Products/Services would not have been infringing.  Harte Hanks agrees to immediately notify Supplier of any written claims or demands against Harte Hanks for which Supplier is responsible under this clause. Lack of immediate notice shall not preclude Supplier’s obligations hereunder unless same materially prejudices Supplier’s legal rights in such action. Supplier will be entitled to have sole control over the defense and settlement of the claim. In addition, Supplier will not be required to reimburse Harte Hanks for any amount paid or payable by Harte Hanks in settlement of the claim if the settlement was agreed to without the written consent of the Supplier.
Subject to the cap on liability contained in clause X (Limitation of Liability) of this Agreement, Supplier agrees to indemnify and hold harmless Indemnified Parties from and against any proven or alleged third party claims, demands, suits, losses, damages, liabilities, fines, penalties and expenses (including attorney’s fees) that are not covered by the indemnities listed above, and in any way arise out of, relate to or result from the fault or negligence of Supplier in the provision of Products/ Services by the Supplier, its affiliates, and each of their officers, directors, employees, suppliers, contractors or successors in the performance of this Agreement”

…

“X. LIMITATION OF LIABILITY
NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS, REVENUE, GOODWILL, USE, DATA, ELECTRONICALLY TRANSMITTED ORDER, OR OTHER ECONOMIC ADVANTAGE (EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, ARISING OUT OF OR RELATED TO ANY DELAY, OMISSION OR ERROR IN THE TRANSMISSION OR RECEIPT OF ANY DOCUMENTS PURSUANT TO THIS AGREEMENT. EACH PARTY’S TOTAL LIABILITY TO THE OTHER PARTY HEREUNDER IS LIMITED TO THE AMOUNT HARTE HANKS HAS PAID TO THE SUPPLIER IN THE PRECEDING 12 MONTHS FOR THE WORK ORDER, SERVICES OR PRODUCTS PROPERLY DELIVERED TO COMPANY UNDER THE SPECIFIC ORDER THAT GAVE RISE TO THE CLAIM FOR LIABILITY. THE FOREGOING SHALL NOT SERVE TO LIMIT THE SUPPLIER’S INDEMNIFICATION OBLIGATIONS OR CONFIDENTIALITY OBLIGATIONS, UNLESS STATED OTHERWISE IN CLAUSE VIII OF THIS AGREEMENT.

1.6
The affiliates and subsidiaries of either Party may also enter into Project Addendum(s) and/or Statement(s) of Work (as defined in Section 2.1 of Schedule 1) pursuant to the terms and conditions of this Agreement during the term of this Agreement. As used herein, the terms “Company”, “Wipro”, the “Parties” and similar terms shall also include each party’s respective affiliates and subsidiaries who enter into one or more Project Addendum(s) and/or Statement(s) of Work (as applicable when Wipro is Prime) to this Agreement. Each Project Addendum(s) and/or Statement(s) of Work (as applicable when Wipro is the Prime) shall constitute a supplement to this Agreement and shall be deemed to incorporate all of the terms and conditions of this Agreement.

1.7
Nature of Relationship. The Parties agree and acknowledge that neither this Agreement nor any other activities hereunder constitute or shall be deemed to create between the Parties a legal partnership, joint venture, agency or other similar relationship, and that neither Party shall have any right to bind or obligate the other Party or act on the other Party’s behalf in any manner, except as may be expressly agreed in a Project Addendum. Any use of the term “partner” or “partnership” in or in connection with this Agreement is solely to denote the spirit of cooperation and collaboration between the Parties in connection with the Projects contemplated hereunder. The Parties are independent contractors, and no employee or contractor of a Party shall be deemed to be an employee or contractor of the other Party or shall be entitled to any compensation or benefit provided by the other Party to its personnel.

1.	Governance of the Alliance
In the event that Parties execute the Project Addendum, such Project Addendum shall be a binding agreement on both the Parties with respect to such Project. The Parties will work exclusively with each other for the Joint Opportunity as specified in that specific Project Addendum as set forth in Section 5.2 and neither Party shall withdraw from the Project for that specific Proposal except as contemplated under Section 9.4 hereof.

2.1	Relationship Managers; Representatives. Each Party will identify

(a)	a relationship manager to serve as its primary contact and manager of the alliance on behalf of such Party (its “Relationship Manager”) and;

(b)	at least two additional employees to serve as its additional representatives (its “Representatives”) to the governance council that will oversee the alliance (the “Governance Council”).
A Party may change its Relationship Manager and any Representative at any time and from time to time and shall provide the other Party a written notice in accordance with Section 10.6, of such replacement, along with the replacement Relationship Manager's or Representative’s contact information, within ten days from the date of such change being made effective.

2.2
Oversight by Governance Council. The Governance Council will have responsibility for general oversight of the alliance, subject to the provisions of this Agreement. For such purpose, the Governance Council will meet (in person or telephonically) periodically, but no less frequently than quarterly, as agreed from time to time by the Parties, and including an initial meeting as soon as reasonably practicable (but no more than 30 days) following the Effective Date (as defined in section 9.1 herein). Any matters that, under this Agreement or any Project Addendum, require approval of the Governance Council, require documented approval by (without limitation) both Parties' Relationship Managers, following review and consideration by the Governance Council.

2.3
Joint Business Plan. The Governance Council will create and approve from time to time one or more business plans for the alliance, which shall include, without limitation, Wipro Customers and the Company Customers proposed to be targeted, revenue targets for the alliance, and such other matters as the Governance Council shall deem appropriate (a “Business Plan”). The Parties intend that the Governance Council will adopt an initial Business Plan, for the first year of the alliance, within 30 days following the Effective Date. The Governance Council may modify any Business Plan at any time and from time to time. Such Business Plans created and approved by the Governance Council shall not be binding on the Parties.

2.	Project Management

3.1
Project Manager. For each proposed Project, each Party will appoint one person to be its Project manager (who may but will not necessarily be the Party's Relationship Manager or other Representative) for preparing a Proposal and serving as the Party's primary point of contact for the Proposal and resulting Project (the Party's “Project Manager”). Each Project Manager will be responsible for compiling all of the respective Party's resources (e.g., information and necessary personnel) required for preparing the respective Party's contributions to the Proposal, making presentations to Customers and for communications on behalf of the respective Party for purposes of such Project. The Project Plan will identify each Party's Project Manager and his or her contact information, and the respective Party may change its Project Manager from time to time and will promptly notify the other Party of any such change or any change to a Project Managers contact information, in accordance with Section 10.6.

3.2
Proposals. The Company and Wipro shall each prepare its portion of each Proposal. Submission of the Proposal to the Customer shall be subject to advance approval by both Parties' Project Managers and the Governance Council, and generally such Proposal to be submitted by the party acting as Prime (as specified in the applicable Project Addendum). The Parties will mutually agree to the Joint Offering(s) to be offered under the Proposal and the allocation of roles and responsibilities between the Parties (i.e. Prime vs Sub, etc.) during preparation of the Project Plan and prior to submitting the Proposal to the Customer. Each Party will make all reasonably necessary preparations and will perform all reasonably necessary activities to meet the Customer's requirements for submission of a Proposal;

3.3
Project Addendum. If the Customer accepts a Proposal, the Parties will negotiate and endeavor in good faith to sign, within 30 days of such selection (as the Parties may extend such period by written agreement, the “Negotiation Period”), a Project Addendum with respect to the Project. The Project Addendum, upon the Parties’ execution thereof, will supplement and, to the extent of any express conflict or inconsistency with the terms of this Agreement, supersede this Agreement solely with respect to the applicable Project.

3.4
Statement of Work. If a Customer signs a separate Customer Agreement with the Party acting as Prime, the Parties shall also execute a separate Statement of Work (as defined in the Schedule 1 to this Agreement) for the applicable Project as stipulated in the applicable Project Addendum. Each Statement of Work, upon the Parties’ execution thereof, will supplement and be subject to the terms and conditions of the applicable Project Addendum as referenced in such Statement of Work.

3.	General Terms Applicable to Projects
Customer Agreements. The Parties will negotiate in good faith and document in the applicable Project Addendum who the contracting Party or Parties will be in the resulting Customer agreement with respect to Joint Offerings (“Customer Agreement”), and the Parties’ respective entitlement to revenues from Joint Offerings. The Party or Parties will negotiate in good faith such Customer Agreement.

4.	Exclusivity and Certain Restrictive Covenants

5.1
No Obligation of Exclusivity.  Except as contemplated by this Agreement and any Project Addendum, Proposal or in Section 5.2 hereof, neither Party shall be committed to work exclusively with the other Party in respect of their respective Marketing Services and Solutions.

5.2
Non-competition.  Neither Party nor its affiliates will directly or indirectly (through a third party) offer to a Customer that has received a Proposal hereunder a competitive proposal relating to the applicable Project, unless offered pursuant to this Agreement, until either:

(a)	the Customer has rejected the Proposal, or

(b)	if the Customer accepts the Proposal, the latest of

i.	six months following the termination by a Party of negotiation of a Project Addendum pursuant to Section 3.3,

ii.	if the Parties enter into a Project Addendum relating to the Proposal,
(A) six months following execution of the Project Addendum relating to the Proposal, if at such time no contract with respect thereto has been entered into with the Customer, or
(B) if a Customer contract is entered into relating to the Proposal, six months following termination or expiration of such applicable Customer contract.

5.3
Referrals. During the term of this Agreement it is also contemplated that either Party may refer a business opportunity to the other Party in connection with a current customer or prospective customer of the referring Party, and where the referring Party will not act in capacity of a Sub or Prime in connection with such business opportunity, but rather the referred Party will contract directly with the customer or prospective customer for such business opportunity for the services provided by the referred Party (“Opportunity”). The referred Party agrees that during the term of this Agreement and for a period of one year thereafter, such Party will not, directly or indirectly, without the express written agreement of the referring Party, provide (or refer to others for provision of) services similar to the services being provided to such customer or prospective customer under the referring Party’s agreement with such actual or prospective customer. This Section shall survive expiration or termination of this Agreement.

5.4
Most Favorable Terms. In the event that the either Party collaborates, or provides any Company Offering or Wipro Offering, as applicable (alone or in conjunction with any other product or service of a third party) jointly, with any other system integrator comparable and similarly situated to the other Party (a “Third Party Collaboration”), such Third Party Collaboration shall be on terms no more favorable, taken as a whole, to the applicable third party than the comparable terms afforded to the other Party under this Agreement.

5.5
Non-solicitation. Neither Party shall, without the other Party’s prior written consent, during the term of this Agreement and for a period of one year thereafter, directly or indirectly: (a) solicit for employment, employ or engage any employee or individual consultant of the other Party; provided, that a Party will not be prohibited from (a) using advertisements in publications or other general solicitations for employment not directed at such persons, or (b) use any Confidential Information (as defined in Section 7.1) to directly or indirectly solicit and divert business away from the other Party.

5.	Intellectual Property and Proprietary Materials
“Intellectual Property Rights” or “IPR” means all copyright rights (including, without limitation, the exclusive right to use, reproduce, modify, distribute, publicly display and publicly perform the copyrighted work), trademark rights (including, without limitation, trade names, trademarks, service marks, and trade dress), patent rights (including, without limitation, the exclusive right to make, use and sell), trade secrets, moral rights, right of publicity, authors’ rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all renewals and extensions thereof, regardless of whether such rights arise under the laws of the India, United States or any other state, country or jurisdiction.

6.1
Pre-existing Rights. Each Party retains all right, title and interest in and to all of its IPR and other materials, property or proprietary rights and interests it owned prior to this Agreement or that it independently develops or acquires thereafter, including its third party licensors’ works of authorship, inventions and discoveries and all derivative works and improvements to them, and neither Party is transferring any such rights to the other Party under this Agreement, by license or otherwise. If the Parties wish to license or otherwise transfer such rights, terms therefor will be expressly set forth in a Project Addendum or other separate written agreement.

6.2
Independent Development. All Intellectual Property Rights (including rights of attribution) created by a Party during the course of this Agreement independently without contribution from the other Party will belong to the creating Party only, and neither Party is transferring any such rights to the other Party under this Agreement, by license or otherwise. If the Parties wish to license or otherwise transfer such rights, terms therefor will be expressly set forth in a Project Addendum or other separate written agreement.

6.3	Brand New Materials.

(a)
If in connection with a particular Project, the Parties intend to engage in joint development, configuration, customization or other efforts that will or are reasonably expected to result in Joint Brand New Materials (as defined below), the Parties will discuss and document the specifications, scope and other matters relating to such efforts, including without limitation the ownership and maintenance of such Joint Brand New Materials and the Parties’ respective IPR with respect to, and rights to license and/or otherwise commercialize, any resulting Joint Brand New Materials, in the applicable Project Addendum or other mutually agreed document executed by the Parties. Any Project Addendum that specifies the creation of a Joint Brand New Materials, must also be signed by each Party’s respective legal representative to ensure that proper IPR rights and/or license obligations are specified in order to be valid. IPR that is owned by, or for which ownership is assigned to a client (whether pursuant to contract or by operation of law) shall be excluded from Joint Brand New Materials.

(b)
Any new developments that are newly conceived and jointly developed by Company and Wipro, if and to the extent so documented pursuant to the first sentence of Section 6.3(a), shall be jointly owned by the Parties (“Joint Brand New Materials”), and the Parties’ rights to independently license or otherwise commercialize such Joint Brand New Materials shall be as documented as set forth in Section 6.3(a) above. The Parties agree that, if and to the extent documented in a Project Addendum or otherwise in writing as required under Section 6.3(a), Joint Brand New Materials may include IPR consisting of a derivative work or improvement to a Party’s pre-existing IPR.

(c)
Each Party will grant to the other Party, pursuant to the applicable Project Addendum, all necessary license rights with respect to a Party’s pre-existing IPR or applicable derivative works or improvements as are necessary to enable the other Party to offer the applicable Joint Offerings to Customers for the period and on the other applicable terms of the Project Addendum.

6.4
Trademark License. With respect to any trademarks or service marks of a Party that are designated in the applicable Project Addendum as licensed by one Party to the other for purposes of the applicable Project (such applicable marks, the “Marks”), unless otherwise agreed in such Project Addendum, the licensing Party is deemed to grant to the other Party a non-exclusive, royalty-free, non-sublicensable, non-assignable license to use the Marks solely in conjunction with the applicable Joint Offerings designated in the Project Addendum in accordance with the terms thereof (the “Trademark License”), in accordance with (i) all applicable use guidelines that the granting party may issue from time to time, and (ii) all relevant laws and regulations, and subject to the conditions set forth in this Agreement. Without limiting the generality of Section 6.1, the licensing Party retains all right, title and interest in and to its respective Marks at all times, and the licensee acknowledges that all goodwill arising from its use of the licensing Party’s Marks shall inure solely to the licensing Party. Each licensee shall use the other Party’s Marks solely as designated by the licensing Party and in accordance with all guidelines and instructions provided by such licensing Party from time to time. The licensing Party may terminate the Trademark License at any time effective immediately upon notice to the other Party, notwithstanding the continuation in effect of the Project Addendum, if (a) the licensing Party reasonably determines that the licensee has violated any provision of the Trademark License, the Project Addendum or this Agreement in any respect, or (b) the licensing Party determines in its discretion that it does not have sufficient rights with respect to the applicable Marks to grant the Trademark License. The licensee of a Party’s Marks hereunder will not at any time contest any rights of the licensing Party in or to any of its Marks or use or seek to register (or assist or advise any other person in registering) any trademark or service mark that could be reasonably construed as confusingly similar with, infringing of or dilutive of the other Party’s rights in or to its Marks. Neither Party shall use or permit the use of Marks that may be confusingly similar to the other Party's Marks. Neither Party shall represent or imply that the Parties are in any way related to or controlled by one another. Each substantially new use of a Mark by a licensee shall be subject to the owner's prior written approval, and such approval shall not be unreasonably withheld, conditioned, or delayed. Except as expressly stated in this Agreement, no other right of a Party to use any Mark belonging to the other Party is granted. Neither Party shall at any time use any of the other Party’s Marks in any manner that in any way could reasonably be expected to be detrimental to the interests of such other Party or its affiliates or agents.

6.	Confidentiality and Nondisclosure

7.1
Disclosure of Confidential Information. Each Party acknowledges that, in the course of performance under this Agreement and the Project Addenda, one of them (the “Discloser”) may intentionally or inadvertently disclose, deliver or permit access by the other (the “Recipient”), either orally, in writing or in graphical, machine-readable or any other form or medium, and regardless of whether marked as “confidential and/or proprietary”, information (including without limitation, financial information, technical information or information relating to a Party’s business operations), Customer data or information, and other data or materials that are secret, proprietary and/or confidential to the Discloser, including as may be so designated by statute, regulation or common law including, among others, by the form of the Uniform Trade Secrets Act adopted under applicable law (if any) and various applicable privacy laws. All of the foregoing information, data and materials, including any information derived therefrom, is referred to collectively as “Confidential Information.” For the avoidance of doubt, (a) each Proposal and/or Project Addendum issued hereunder, and any other instruments, agreements, term sheets or communications between the Parties relating thereto constitutes Confidential Information of each Party, and (b) any information or data concerning or provided by any Customer (or any other party involved in delivering services to a Customer) constitutes Confidential Information of the Discloser.

7.2
Nondisclosure and Non-use. The Recipient shall hold all Confidential Information of the Discloser in confidence and shall not disclose or provide the Discloser’s Confidential Information to any individual or entity without the Discloser’s express written consent in each instance, except to Authorized Recipients (as defined below). The Recipient shall handle, store and maintain all Confidential Information received with the same degree of care as it uses to maintain the confidentiality of its own Confidential Information, which shall in no event be less than reasonable care under the circumstances (and taking into account the nature of such Confidential Information). The Recipient shall not make any use of the Discloser’s Confidential Information whatsoever except such limited use as is required for its performance under this Agreement and the applicable Project Addendum and for no other purpose. To the limited extent reasonably necessary for such permitted purposes, the foregoing right to use shall include the right to make a reasonable number of copies of the Confidential Information. As between the Parties, all Confidential Information shall remain the sole and exclusive property of the Discloser, and, other than via a Customer contract, no disclosure or permitted use of the Confidential Information under this Agreement shall be construed as the grant of any right, title or interest, by license or otherwise, in or to the Confidential Information. The term “Authorized Recipients” means those affiliates, employees, consultants, or agents of a Recipient to which disclosure is necessary for the performance under this Agreement or applicable Project Addendum and who have executed a confidentiality agreement comparable to the terms hereof or are otherwise bound to duties of nondisclosures and restrictions on use of Confidential Information at least as restrictive as those set forth in this Agreement, and who are not otherwise prohibited from receiving such information under this Agreement. The Recipient is solely liable to the Discloser for the acts or omissions of its Authorized Recipients. If the Recipient and/or its Authorized Recipients discloses any of the Discloser’s Confidential Information (intentionally or inadvertently), the Recipient shall immediately notify the Discloser of the nature, extent, date and recipients of such disclosure and of the remedial measures taken to minimize and correct past, and prevent future, disclosure. The Recipient’s failure to implement adequate remedial measures and/or to cure a breach of its confidentiality obligations herein, to the extent practicable, shall constitute a material breach of this Agreement. The Parties agree that an equitable remedy at law for any breach or threatened breach of this provision shall be inadequate, and that in addition to any other remedy available at law, in equity or under contract, the non-breaching party shall be entitled to seek injunctive relief and specific performance without first having to post a bond.

7.3
Exclusions; Required Disclosures. Notwithstanding anything herein to the contrary, Confidential Information shall not include information that: (a) was already known to it at the time of its receipt hereunder and not subject to a duty of confidentiality or other restrictions on disclosure; (b) is or becomes generally available to the public other than by means of breach of this Agreement; (c) is independently obtained from a third party (other than any Authorized Recipient) whose disclosure to the Recipient does not violate a duty of confidentiality; or (d) is independently developed by or on behalf of the Recipient without use of, reference to or reliance on any Confidential Information of Discloser. The Recipient may disclose Confidential Information that is legally compelled to be disclosed pursuant to a subpoena, summons, order, or other requirement of a court of competent jurisdiction or a government agency or as otherwise required by applicable law, rule or regulation, provided that the Recipient (i) gives the Discloser prompt written notice (to the extent legally permissible) of any such subpoena or other requirement to allow the Discloser the opportunity to seek a protective order or other appropriate limitation (except to the extent the Recipient’s compliance with the foregoing would cause it to violate a court order or other legal requirement), (ii) discloses only such information as is required by the court or governmental entity or otherwise required by law, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed and reasonably cooperates with Discloser in seeking a protective order or other appropriate remedy (provided that the Discloser reimburses the Recipient for any costs (including reasonable attorneys’ fees) incurred in connection with such efforts.

7.4
Acknowledgment of Confidentiality. Each Party acknowledges that the other Party considers its Confidential Information to be highly confidential and to contain proprietary and trade secret information of it. Each Party shall promptly notify the other Party after learning of a breach of confidentiality by such first Party and shall, using its reasonable efforts, endeavor to protect the other Party from harm resulting from any breach of confidentiality by such first Party, whether or not such breach was inadvertent. Except in connection with this Agreement, neither Party shall duplicate or copy any Confidential Information of the other Party.

7.5
Retention of Intellectual Property Rights. Each Party shall retain all Intellectual Property Rights in its Confidential Information supplied to the other Party (to the extent that such Intellectual Property Rights exist).

7.6
Regulated Information. Except as expressly contemplated in a Project Addendum, the Discloser does not intend to disclose and the Recipient does not desire to receive any “Non-public Personal Information”, “Protected Health Information”, “Personal Data” or other information about individuals governed by the Gramm-Leach-Bliley Act, the Health Insurance Portability and Accountability Act, the European Union’s Directive on Data Privacy or other state, provincial or federal data privacy law (the “Regulated Information”). If, however, Regulated Information is required to be disclosed due to the nature of the Joint Offerings provided, the Recipient shall treat it as Confidential Information and, to the extent the Recipient knows or reasonably should know it is Regulated Information: (a) follow the Discloser’s reasonable instructions for its protection and/or disposition (including any Customer requirements); and (b) comply with all applicable laws governing each specific type of Regulated Information disclosed even if more restrictive than this Agreement. The Discloser with respect to any Regulated Information shall notify the Recipient prior to disclosure or delivery of any Regulated Information to the Recipient in order to permit the Recipient to treat and handle such Regulated Information as such and in accordance with the terms hereof.

7.7
Public Announcements. Any press release or other public announcement of the existence of this Agreement, Proposal, or Project Addendum or any of their contents, in whole or in part, shall require the prior written approval of both Parties, including as to the contents thereof, provided that Company shall be permitted to make required public filings related to this Agreement.

7.8	The Parties’ obligations under this Section shall extend to the non-publicizing of any dispute arising out of this Agreement.

7.9
The terms of this Section 7 shall continue in full force and effect for the term of this Agreement and for a period of five years from the date of termination of this Agreement, except that with respect to Confidential Information consisting of trade secrets, the obligations hereunder shall remain in effect for so long as the owner of such trade secret(s) maintains the confidentiality thereof.

7.10
Return or Destruction of Confidential Information. In the event of termination of this Agreement and otherwise upon written request of the other Party, each Party shall immediately return the requesting Party’s Confidential Information, or at the requesting Party’s option destroy any remaining Confidential Information and an authorized officer shall certify in writing that such destruction has taken place, provided however that either Party may retain a minimum of one copy of all work products and relevant Project documentation for archival and audit purposes to the extent required by law or the applicable Party’s internal policies.

7.	Warranty and Liability

8.1	Mutual Representations and Warranties.

a.
Each Party represents and warrants to the other that (i) it has the necessary rights, power and authority to enter into this Agreement and each Project Addendum to which it becomes a Party; and (ii) neither its execution, delivery nor performance of this Agreement or any Project Addendum to which it becomes a party will violate or conflict with any other contract or obligation to which it is a party or by which it is bound.

b.
Except as expressly set forth herein or in any Project Addendum, the execution of this Agreement shall in no way serve to create, on the part of either the Company or Wipro, a license to use, or any proprietary rights in, the Wipro Offerings or Company Offerings, as applicable.

8.2
DISCLAIMER. EXCEPT AS SET FORTH IN SECTION 8.1(a) OR AS MAY BE SET FORTH IN A PROJECT ADDENDUM, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING OR RELATING TO THIS AGREEMENT, ANY PROJECT OR ANY OFFERINGS PROVIDED HEREUNDER OR THEREUNDER. EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PURPOSE.

8.3
Mutual Indemnity. Each Party agrees to defend, indemnify and hold harmless the other Party for any third party claims (including a claim brought by a Customer) for: liability, damages, penalties or settlement amounts (“Claim”) where such Claim is arising or resulting from (a) such Party’s breach of the confidentiality or intellectual property ownership provisions hereof, (b) such Party’s gross negligence or willful misconduct in its performance hereunder or under any Project Addendum or (c) personal or bodily injury caused by the acts or omissions of such Party or its agents. In the event of claims arising from either Party’s respective Offerings or the use of Joint Brand New Materials, the Parties’ indemnification obligations will be as set forth in the applicable Project Addendum or other applicable documentation referred to in Section 6.3, it being understood that each Party will indemnify and hold harmless the other Party with respect to third party claims resulting in a final determination that the indemnifying Party’s Offerings or use thereof as authorized pursuant to the applicable Project Addendum resulted in infringement or misappropriation of third party Intellectual Property Rights.provided that the Party seeking indemnification provides the indemnifying Party with prompt written notice of any such Claim. The indemnifying Party shall have sole control over the defense and/or settlement of any such Claim. The indemnified Party at its option and expense may participate in the defense of any such Claim. .

8.4
EXCLUSION OF DAMAGES. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, WHETHER ALLEGED TO BE ATTRIBUTED TO A BREACH OF THIS AGREEMENT, TORT OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOST PROFITS RESULTING FROM AN ALLEGED BREACH OF THIS AGREEMENT OR ANY PROJECT PLAN OR PROJECT ADDENDUM OR FAILURE TO BE AWARDED THE PROJECT, EVEN IF UNDER APPLICABLE LAW SUCH LOST PROFITS WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.

8.5
Notwithstanding anything to the contrary, with the exception of each Party’s respective indemnification obligations for Claims under Section 8.3, the aggregate liability of each Party and its respective affiliates, licensors, and suppliers in connection with, arising out of, or relating to this Agreement, whether based upon warranty, contract, tort, strict liability, or otherwise, shall not exceed the fees paid to such Party by the other Party in connection with the affected Project Addendum during the 12 months immediately preceding such claim.

8.6
Expenses. Except as may otherwise be set forth in a Project or Project Addendum, each Party will bear its own costs and expenses incurred by it arising out of its performance hereunder, including in connection with any Proposal or Project.

8.	Term and Termination

9.1
Initial and Renewal Terms. This Agreement shall come into effect on Closing, as defined in the Securities Purchase Agreement entered into between Company and Wipro (“Effective Date”) and Subject to Section 9.2, will be effective for an initial period commencing on the Effective Date and ending on the fifth anniversary thereof (the “Initial Term”), and thereafter may be renewed subject to the mutual consent of both Parties, on a year to year basis. Notwithstanding any expiration or termination of this Agreement, the applicable terms of this Agreement shall continue to apply to any Project Addendum then in effect for the duration of the Project thereunder.

9.2
Termination. The Parties’ obligations and responsibilities hereunder with respect to a particular Proposal will terminate and expire immediately upon: (a) the Customer’s selection of other vendor(s) for the Project; or (b) the Customer’s notification of either Party that it will not accept or agree to the Proposal (which the receiving Party will promptly communicate to the other Party). Further, this Agreement will terminate immediately upon: (x) one Party’s written notice of termination to the other Party, following the other Party’s material breach of this Agreement that, if curable, is not cured within 30 days after receipt of written notice reasonably detailing such breach from the terminating Party; or (y) written agreement of the Parties.

9.3
Failure to Terminate. Failure of either Party to terminate this Agreement or any Project Addendum due to a breach on the part of the other Party shall not prejudice its rights to terminate for a subsequent breach on the part of the defaulting Party.

9.4
Effect of Termination. Any ongoing Projects where Parties have executed Project Addenda shall continue to be in force unless terminated for breach of obligations under the applicable Project Addenda or as otherwise permitted in this Agreement. Notwithstanding anything to the contrary in this Agreement or any Project Addendum, the payment provisions under the Project Addenda, this Section 9.4 and the provisions of Sections 5.1, 5.2, 5.4, 6.1, 6.2, 6.3, 7, 8, 10.1, 10.3, 10.4, 10.7 and 10.9 through 10.11 hereof will survive the expiration or termination of this Agreement in accordance with their terms, regardless of the reason for such expiration or termination.

9.	General Terms and Conditions

10.1
Compliance with Laws. Each Party is responsible for its compliance with all statutes, laws, treaties, ordinances, regulations and other legal requirements, and for procurement and maintenance of any necessary permits or licenses, applicable to its performance under this Agreement or any Project Addendum. Each Party represents and warrants that, in connection with its performance under this Agreement and each Project Addendum, it will not on behalf of other Party give, offer, promise to offer, or authorize the offer, directly or indirectly (proxy bribing), anything of value (such as money, shares, goods or service, gifts or entertainment) to government officials, government customers, potential government customers or foreign government officials including officials of any public international organizations or officials of any political party either in India or abroad (“Officials”) with an intent to influence any act or decision in his or her official capacity, induce the Official to do or omit to do any act in violation of his or her lawful duty to obtain any improper advantage, or Induce to use such Official’s influence improperly to affect or influence an act or decision. Each Party understands and acknowledges that any non-adherence to the warranty as stated hereinabove will be violative of the provisions of the U.S. Foreign Corrupt Practices Act, 1977, U.K. Bribery Act 2010 and the Indian Prevention of Corruption Act, 1988 or any other anti – corruption laws that may be applicable for the purpose of this Agreement (“Anti-bribery Laws”). Additionally, each Party shall promptly report to the other Party of any incident of breach or potential breach of this Section 10.1.

10.2
Assignment. Neither this Agreement nor a Party’s rights or obligations hereunder may be assigned, delegated or otherwise transferred by either Party in whole or in part without the other Party’s prior express written consent. Notwithstanding the foregoing, each Party acknowledges that the Parties may fulfill any of their respective obligations hereunder and under Project Addendum and Customer contracts hereunder directly or indirectly through their respective subsidiaries, unless otherwise specified in the applicable Project Addendum.

10.3
Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the Co-marketing activities described herein and supersedes any prior or contemporaneous oral or written agreement, term sheet, letter of intent, offer, undertaking, arrangement, representation or communication with regard to the subject matter hereof. Except as otherwise permitted hereunder, this Agreement shall not be modified except by a written instrument signed by both Parties. For clarity, this Agreement does not supersede, modify or replace the separate services agreements between the parties.

10.4
Unenforceability. If any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the Agreement, but rather the Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the Parties shall be construed and enforced accordingly. The Parties hereby agree to cooperate to replace the invalid or unenforceable provision(s) with valid and enforceable provision(s) intended to achieve the same result (to the maximum legal extent) as the provision(s) determined to be invalid or unenforceable.

10.5
Waivers. No waiver of rights arising under this Agreement shall be effective unless in writing and signed by the Party against which such waiver is sought to be enforced. No failure or delay by either Party in exercising any right, power or remedy under this Agreement shall Operate as a waiver of any such right, power or remedy and/or prejudice any rights of such Party.

10.6
Notices. Except as set forth in this Agreement and/or in any Project Plan or Project Addendum, any notice, demand or communication contemplated hereunder shall be in writing and shall be delivered by courier service, by certified or registered first class mail, return receipt requested, or by facsimile (electronic confirmation required) or any other delivery service requiring signature of receipt, addressed to the respective Party or such other address(es) of which a Party may notify the other Party in writing. Notwithstanding the foregoing, communications relating to the day-to-day conduct of the Strategic Partnership or relating to specific Projects, Proposals and/or Project Addenda may be directed via email to the Parties’ Practice Heads, as appropriate, at their respective contact information.

10.7	Headings. Headings and sub-headings used in this Agreement are for convenience only and shall not affect the interpretation of any provision hereof.

10.8	Governing Law; Dispute Resolution. This Agreement will be governed exclusively by and construed under the laws of the State of New York, USA excluding its conflict of laws principles.

10.9
Informal Dispute Resolution. The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Within ten business days after delivery of the notice, the receiving Party shall submit to the other a written response. The notice and response shall include: (i) a statement of that Party's position and a summary of arguments supporting that position; and (ii) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within 30 days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. The Parties may agree to conduct such meetings by telephone or other technical means rather than in person. All negotiations pursuant to this Section 10.10 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

10.10
Arbitration. If a dispute referred to in Section 10.10 has not been resolved by negotiation as provided in Section 10.10 within 45 business days after delivery of the initial notice, the dispute may be settled under the Rules of the International Chamber of Commerce, if arbitration is agreed to by both parties. The place of arbitration will be New York. The language of the arbitration shall be English. The Parties agree that the Arbitrator shall not make any award for exemplary, punitive or indirect damages. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. Notwithstanding the foregoing, if the parties mutually agree to arbitration, and one Party fails to participate in good faith in the dispute resolution process set forth in Section 10.10, the other Party can commence arbitration prior to the expiration of the time period set forth above. Nothing in this provision or otherwise in this Agreement shall prevent either Party from seeking temporary or permanent injunctive relief at any time in any court of competent jurisdiction.

[signature page follows]
IN WITNESS WHEREOF, the undersigned have caused this Co- Marketing Agreement to be executed as of the Effective Date set forth above.

HARTE HANKS, INC.    WIPRO, LLC

By:    /s/ Robert L. R. Munden____    By:    /s/ Ashish Onawla_________

Name:    Robert L. R. Munden    Name:    Ashish Onawla

Title:    Vice President, General Counsel
& Secretary    Title:    Chief Financial Officer

Schedule-1
Sample Terms and Conditions for a Project Addendum
[When Wipro is acting as Prime Contractor]
This Project Addendum (“Addendum”) is made effective this __ day of _________, 20__ (“Effective Date” ) by and between WIPRO, LLC, with a place of business at 2 Tower Center Boulevard, Suite 2200, East Brunswick, NJ 08816 and its subsidiaries and affiliates (hereinafter referred to as “Wipro”), [name of the applicable Harte Hanks contracting entity], a _______________ corporation with its principal office at _____________________________, (the “Company,” which shall be deemed to include its successors and assigns to the extent permitted hereunder), and is made pursuant to, and has been customised to incorporate relevant terms from the [include name applicable Customer Agreement (as defined in the Co- Marketing Agreement dated _____)and effective date of the Customer Agreement as well as the Co-Marketing Agreement by and between Wipro, LLC and Harte Hanks, Inc. dated the ___ day of January, 2018 (“Agreement”). Each of Wipro and Company may be referred to as a “Party” or collectively as “the Parties.”
WHEREAS

A.
The parties desire to combine their complementary skills and expertise in the preparation of one or more Proposals (defined below) to be submitted in response to one or more Requests (defined below) issued by the end Customer [and its controlled affiliates if any] (each, a “Customer”).

B.	From time to time, the parties may identify Requests they intend to jointly pursue pursuant to the terms of this Addendum.

C.
In connection with each such Request, Prime (defined below), in consultation with Sub (defined below), intends to submit a Proposal to the Customer. The Proposal will designate Prime as the prime contractor and Sub as the subcontractor for the products and services to be provided.

C.	If the Proposal is selected, Prime expects to enter into a Prime Contract (defined below) with Customer.
In consideration of the mutual covenants and Addendums contained herein, Wipro and Company agree as follows:
1 DEFINITIONS

1.1.	“Statement of Work” is defined in Section 2.1.

1.2	“Prime” means the party designated as the prime contractor in the applicable Statement of Work.

1.3	“Sub” means the party designated as the subcontractor in the applicable Statement of Work.

1.4
“Work Product” shall mean any database content, data or materials which are expressly designed or produced by Sub exclusively for Prime and/or the Customer in accordance with the services performed by Sub under the applicable Statement of Work and as identified in the Statement of Work as “Work Product” to be owned by Prime and/or the applicable Customer.

1.5
“Deliverables” shall mean any deliverables other than Work Product stipulate to be delivered under a Statement of Work which shall be subject to any licensing rights or other restrictions stipulated in the applicable Statement of Work.

2. SERVICES AND PROJECT MANAGEMENT

2.1
Statement of Work. Prime agrees to provide certain information technology or outsourcing services (the “Services”) to Sub that are mutually agreed from time to time between the Parties under the statement of work which will reference and be made pursuant to the applicable services agreement between the Parties (as determined by the Party acting as Prime). The specific Services will be set forth in one or more Statements of Work that the Parties may execute pursuant to this Addendum (“Statement of Work” or “SOW”), substantially in the form attached hereto as Appendix 1. Each SOW shall be incorporated into and become part of the applicable Project Addendum between the Parties and be governed by the provisions of such applicable Project Addendum between the Parties. In the event of a conflict between the terms and conditions of this Addendum and a SOW, the provisions of this Addendum shall prevail to the extent necessary to resolve the conflict, unless the Parties have expressly agreed in the SOW to deviate from the terms and conditions of the Addendum in which case the terms of the SOW shall prevail. Prime shall not be required to commence work under this Addendum unless a Statement of Work is fully executed. To the extent applicable, “Deliverables” shall mean those items described and itemized in the SOW as final work products to be delivered by Prime pursuant to such SOW.

2.2
Project Management. Prime and Sub will each designate an individual in the Statement of Work to act as a primary point of contact between the Parties with respect to the Services (“Project Managers”). Such Project Managers will have the power to make technical and project-level decisions within the scope of this Addendum (including, for example, staffing decisions, Change Orders, and Acceptance of Deliverables) that are binding on their respective entities. Amendments to this Project Addendum or any Local Addendum, however, must be made in accordance with the clause hereto governing contract amendments.

2.3
Project-Level Communication. Prime and Sub will communicate about the Services in a manner that ensures the timely and accurate exchange of technical, managerial and project-related information between them. Such communications may include periodic teleconferences, written status reports and such other communications as the Parties deem appropriate for the particular Services and as may be set forth in a SOW.

2.4
Changes to Services. Either Party may request a change order (“Change Order”) in the event of actual or anticipated change(s) to the agreed scope of Services, Deliverables, project schedule, fee, or any other aspect of the Statement of Work. Prime will prepare a Change Order reflecting the proposed changes, including but not limited to the impact on the Deliverables, project schedule, and fee. Absent a Change Order signed by the Parties, neither Party shall be bound to perform any additional or out-of-scope services beyond what is stated in the SOW. The Parties agree to negotiate all Change Order requests expeditiously and in good faith. The Parties further agree that: (a) Prime may at its discretion undertake and accomplish tasks of a de minimis nature necessary to perform its obligations under any SOW at no additional cost and without requiring the execution of a Change Order.

2.5
Acceptance. Following submission of any Deliverable(s) by Prime, testing and review will be performed by Sub in accordance with previously agreed testing standards and procedures (as may be set forth in the SOW), with such testing to be completed within a time agreed by the Parties in the SOW, or in the absence of a prescribed period within 15 days from the date of submission. The standard of review of the Deliverable(s) shall be material conformance with the agreed specifications. By the expiration of such review period, Sub will submit a written statement (a “Deliverable Review Statement”) to the Prime Project Manager indicating acceptance of the Deliverable(s) (“Acceptance”) or specifying in detail how the submitted Deliverable(s) fails to materially conform to the agreed specification, in which case Prime shall be afforded a commercially reasonable period of time not less than 30 days to correct any nonconformities, whereupon the review cycle will recommence. Deliverables will be deemed to be fully and finally accepted by Sub in the event Sub has not submitted a Deliverable Review Statement to Prime before the expiration of the applicable review period, or when Sub uses the Deliverable in its business, whichever occurs first (“Deemed Acceptance”). Unless specifically agreed in an SOW, Prime’s invoicing will be on a periodic basis and not linked to Acceptance.

2.6
Sub Inputs and Responsibilities. Sub will supply in a timely manner information, materials and actions necessary to the project including as applicable data, designs, programs, specifications, management decisions, approvals, acceptance criteria, and other information and material, at Sub’s cost, for Prime’s use in carrying out the Services (“Inputs”). Further Sub responsibilities may be set out in a Local Addendum, Statement of Work or project planning document agreed between the Parties. Sub may further provide equipment and software (“Project Tools”) to Prime in order for Prime to provide the Services. Sub shall bear all license, procurement and maintenance expenses related to the Project Tools. Prime’s failure to perform or delay in performing its contractual responsibilities (in whole or in part), to perform any part of the Services (whether in conformance with the Addendum or at all), or to meet any agreed service levels shall be excused if and to the extent Prime’s non-performance is contributed to by Sub’s act or omission to act, delay, wrongful action, failure to provide Inputs, or failure to perform its obligations under this Addendum. The Sub shall in this regard also be responsible for the acts and omissions of its affiliates and other suppliers and advisors to the same extent to which Sub is liable for its own acts or omissions.

2.7
Records. Prime will maintain accurate records relating to the Services performed hereunder. Sub will have the right to inspect and audit Prime’s records at Prime’s place of business during normal business hours at a mutually acceptable time during each respective SOW and for a period of one year thereafter. Sub agrees to give Prime at least 30 days prior written notice of its intent to inspect Prime’s records. Sub may not exercise this inspection right more than once each calendar year.

3. PERSONNEL

3.1
Team Composition. For Services performed on a fixed-price basis or in which Prime is bound to create Deliverables in accordance with a fixed schedule, and based on the requirements of the particular Services, Prime shall determine, after consultation with Sub, the size, composition and distribution of the resource team, which may change from time to time based upon the scope and complexity of the Services. For Services performed on a time and materials basis in which Prime is not contracted to create Deliverables in accordance with a fixed schedule, Sub shall have the discretion to screen and select individuals for key project positions.

3.2
Removal. Sub may require Prime to remove a team member if, after due consultation with Prime, Sub reasonably determines that the individual is not suitable to perform the Services. Any such removal shall be effective after a minimum of two weeks written notice. Prime shall assign a replacement resource to the Services as soon as practicable. Sub understands and acknowledges, however, that removal of a resource in fixed-price or fixed-schedule engagements may affect the fees and project schedule for the affected Services and agrees to execute appropriate Change Orders to accommodate such removal.

3.3
Non-Hire and Non-Solicitation. Sub agrees that for the term of this Addendum and for a period of one year thereafter, Sub will not directly or indirectly, recruit, solicit, discuss employment with, hire, employ or engage any Prime personnel then assigned to provide any aspect of the Services to Sub or its affiliates or who were so assigned within the previous one year period, or induce any such individual to leave the employ of Prime.

4. CONFIDENTIALITY

4.1
The Parties agree that with respect to any business information of the disclosing Party which (i) is marked as “confidential,” proprietary” or some similar indication; (ii) is expressly advised by the disclosing Party to be confidential through some contemporaneous written means; or (iii) which the receiving Party would reasonably construe to be confidential information under the circumstances (collectively referred to as "Confidential Information"):

(a)
not to disclose any such Confidential Information or any part thereof to a person outside the Party's business organization for any purposes unless expressly authorized by the owner of such Confidential Information;

(b)	to limit dissemination of such Confidential Information to persons within the Party's business organization who have a need to receive such Confidential Information;

(c)	to safeguard the Confidential Information to the same extent that it safeguards its own confidential materials or data.

4.2	Confidential Information shall not include information that:

(d)	is as of the time of its disclosure part of the public domain;

(e)	is subsequently learned from a third Party without a duty of confidentiality;

(f)	at the time of disclosure was already in the possession of the receiving Party;

(g)	was developed by employees or agents of the receiving Party independently of and without reference to any information communicated to the receiving Party; or

(h)
is required to be disclosed pursuant to a court order or government authority, whereupon the receiving Party shall, at its earliest opportunity, provide written notice to the disclosing Party prior to such disclosure and where feasible giving the disclosing Party a reasonable opportunity to secure a protective order or take other action as appropriate.

4.3	The Parties’ obligations under this Section shall extend to the non-publicizing of any dispute arising out of this Addendum.

4.4
Notwithstanding the provisions of this Section 4,(Confidentiality), Prime shall be entitled to disclose Confidential Information received from Sub or developed in connection with this Addendum or the Agreement to its internal audit/quality assurance teams (and other similar internal or third party bodies/users), finance and HR functions, financial and professional advisors or auditors, finance providers, for the purposes of statutory compliance (e.g. re: immigration purposes) and to its subcontractors to the extent reasonably required in connection with this Addendum, Statement of Work or the Agreement or the provision of the Services.

4.5	The terms of this clause shall continue in full force and effect for a period of three (3) years from the date of disclosure of such Confidential Information.

4.6
In the event of termination of this Addendum, upon written request of the disclosing Party, the receiving Party shall immediately return the disclosing Party’s Confidential Information, or at the disclosing Party’s option destroy any remaining Confidential Information and certify that such destruction has taken place, provided however that Prime may retain a minimum of one copy of all work product and relevant project documentation for archival and audit purposes.

5. PROPRIETARY RIGHTS

5.1
Rights. Each Party owns, and will continue to own all right, title and interest in and to any inventions however embodied, know how, works in any media, software, information, trade secrets, materials, property or proprietary interest, that it owned prior to this Addendum, or that it created or acquired independently of its obligations pursuant to this Addendum, and in respect of any modifications or enhancements made thereto (collectively, “Retained Rights”). All Retained Rights not expressly transferred or licensed herein are reserved to the respective owner.

5.2
Work Product. Subject to the terms of this Addendum, and upon payment in full of the applicable fee Sub assigns and will assign to Prime the intellectual property rights in the Work Product created pursuant to this Addendum which is expressly designated as being Work Product". The Sub shall in the interim have a limited and revocable licence to utilise the Work Product pending payment in accordance with this Project Addendum. Sub shall retain the intellectual property rights in all other Deliverables, and shall grant Prime a licence to use and sublicense such Deliverables to the Customer for its and its Customer’s internal business purposes only.

5.3
Sub Materials. To the extent material that is used in, enhanced, or developed in the course of providing services hereunder and such material is not identified as a Work Product, is of a general abstract character, or may be generically re-used, Sub owns (or will own) such material, including without limitation: methodologies; delivery procedures; manuals; generic software tools, routines, frameworks, and components; generic content, research and background materials; templates; analytical models; project tools; and development tools, in addition to all materials in which it owns the Retained Rights in accordance with Section above (collectively, “Sub Materials”). To the extent any Sub Materials are necessarily required for the proper functioning of the Deliverables (such that the Deliverables will not function without the Sub Materials) or are embedded into the Deliverables, Sub grants to Prime a perpetual, non-exclusive, non-transferable, royalty free, licence to use such Sub Materials solely in conjunction with its use of such Deliverables and not separate and apart from such Deliverables. Prime acknowledges that the Sub Materials are Confidential Information of Sub, regardless of whether so designated. If agreed between the Parties, the Parties may also enter into fee-based licensing of certain intellectual property of Sub, in which event the licence set out above shall not apply to such licensed materials and instead the applicable licence terms shall be set out in the applicable SOW.

5.4
If and to the extent that Sub is requested to provide any materials (including but not limited to software) to Prime in respect of which the relevant intellectual property rights are owned by a third party, Sub will notify the Prime of any licence restrictions pertaining to such third party materials (which shall then apply to all usage made of such third party materials).

5.5
Residual Knowledge. Sub may use for any purpose any information which may be retained in the unaided memories of personnel performing the Services such as ideas, concepts, know-how, experience and techniques which do not contain any Prime and/or Customer Confidential Information. An employee's memory is unaided if the employee has not intentionally memorized the information for the purpose of retaining and subsequently using or disclosing it.

5.6
Open Source. In the event Sub is engaged by the Prime to use software which falls with the "Open Source Definition" as promulgated by the Open Source Initiative (‘Open Source Software’) in the Deliverables, Prime shall use such Open Source Software as an agent of the Sub, and any open source licensing shall be between Sub and the open source licensor. The Sub shall be solely responsible for compliance of all terms and conditions of the applicable Open Source License as it relates to the incorporation of the same in the Deliverables. Prime agrees that notwithstanding anything contained in this Addendum, Sub does not provide any warranty or representations on the Open Source Software used in the Deliverables. Sub shall indemnify, defend, and hold harmless Prime from and against any third party claims for damages, costs, liabilities, or expenses (“Claim”) , to the extent such Claim arises out of Prime's authorized use of Open Source Software approved by the Prime or any non-compliance with the Open Source license obligations by the Sub, provided that the Prime provides Sub with prompt written notice of any such Claim. Sub shall have sole control over the defense and/or settlement of any such Claim. Prime shall likewise indemnify, defend, and hold harmless Sub from and against any damages, costs, liabilities, or expenses incurred in connection with any claim brought by a third party against Sub to the extent such claim arises out of Prime's non-compliant and unapproved use of Open Source Software.

6. INDEMNIFICATION
6.1 Each Party (the “Sub” as applicable) shall indemnify, defend, and hold harmless the other Party (the “Prime” as applicable) and its officers and directors, employees, agents, and representatives from and against any third party claims for: damages, costs, attorneys’ fees, penalties, fines, liabilities, or expenses that arise from third Party actions or claims against the Prime (collectively, “Claims”), to the extent the Sub has caused:
(a)death or personal/physical injury to persons;

(b)any allegation that the Services provided by Sub infringe a valid patent claim or violate any copyright. Notwithstanding the foregoing, the Sub shall not have any liability to Prime under this Section to the extent that any infringement or claim thereof is attributable to:
(1) the combination, operation or use of a Deliverable with equipment or software supplied by Sub where the Deliverable would not itself be infringing;
(2) compliance with designs, specifications, materials, inputs, or instructions provided by Prime;
(3) use of a Deliverable provided by the Sub in an application or environment for which it was not designed or contemplated under this Addendum; or (4) modifications of a Deliverable provided by the Sub by anyone other than Sub where the unmodified version of the Deliverable would not have been infringing. Sub will completely satisfy its obligations hereunder if, after receiving notice of a Claim, Sub obtains for Prime the right to continue using such infringing Deliverables as provided without infringement, or replace or modify such Deliverables so that they become non-infringing. Without limiting the foregoing, Sub shall have no obligation to indemnify Prime under this clause (b) above with respect to any claim alleging that the Sub’s or its Customer's actions or use of the Services or Deliverables in whole or in part, and whether directly, indirectly, or on or in combination with systems, software or applications not supplied by Sub infringes or induces the infringement of a patent claim or copyright if such Claim would have been avoided if not for such actions or use of the Services or Deliverables by Prime and/or its Customer.

(c)Official fines or sanctions levied against the Prime and arising as a direct consequence of the Sub’s breach of applicable laws.

Subject to the cap on liability contained in clause 10 (Limitation of Liability) of this Addendum, Sub agrees to indemnify and hold harmless Prime from and against any proven or alleged third party claims, demands, suits, losses, damages, liabilities, fines, penalties and expenses (including attorney’s fees) that are not covered by the indemnities listed above, and in any way arise out of, relate to or result from the fault or negligence of Sub in the provision of Products/ Services by the Sub, its affiliates, and each of their officers, directors, employees, suppliers, contractors or successors in the performance of this Addendum

6.2 Promptly after an Prime receives notice of any Claim for which it will seek indemnification pursuant to this Addendum, the Prime will promptly notify the Sub of the Claim in writing. No failure to so notify the Sub will abrogate or diminish the Sub’s obligations under this Section if the Sub has or receives knowledge of the Claim by other means or if the failure to notify does not materially prejudice its ability to defend the Claim. Within 15 days after receiving an Prime’s notice of a Claim, but no later than ten days before the date on which any formal response to the Claim is due, the Sub will notify the Prime in writing as to whether the Sub acknowledges its indemnification obligation and elects to assume control of the defense and settlement of the Claim (a “Notice of Election”). In issuing a Notice of Election, the Sub waives any right of contribution against the Prime unless the Notice of Election expressly states that Sub believes in good faith that the Prime may be liable for portions of the Claim that are not subject to indemnification by the Sub, in which case the Prime will have the right to participate in the defense and settlement of the Claim at its own expense using counsel selected by it.

6.3 If the Sub timely delivers a Notice of Election, it will be entitled to have sole control over the defense and settlement of the claim except as provided in the immediately preceding paragraph. After delivering a timely Notice of Election, the Sub will not be liable to the Prime for any attorneys’ fees subsequently incurred by the Prime in defending or settling the claim. In addition, the Sub will not be required to reimburse the Prime for any amount paid or payable by the Prime in settlement of the claim if the settlement was agreed to without the written consent of the Sub.

6.4 If the Sub does not deliver a timely Notice of Election for a Claim for which it is obligated to indemnify, the Prime may defend and/or settle the Claim in such manner as it may deem appropriate, and the Sub will promptly reimburse the Prime upon demand for all actual damages, costs, attorneys’ fees, penalties, fines, liabilities, or expenses suffered or incurred by the Prime with respect to the defense and/or settlement of any such Claim.

7.	TERM AND TERMINATION

7.1	This Addendum shall remain effective from the Effective Date until termination as provided under this Section.

7.2	Either party may, without cause and/or for convenience, terminate any SOW and/or this Addendum upon written notice of three (3) months to the other party.

7.3
Either Party may terminate any SOW and/or the entire Addendum upon written notice to the other in the event that: (a) the other Party commits a material breach of the Addendum or Statement of Work and fails to cure such default to the non-defaulting Party’s reasonable satisfaction within thirty (30) days after receipt of notice; or (b) the other Party becomes insolvent or bankrupt, assigns all or a substantial part of its business or assets for the benefit of creditors, permits the appointment of a receiver for its business or assets, becomes subject to any legal proceeding relating to insolvency or the protection of creditors’ rights or otherwise ceases to conduct business in the normal course. For the avoidance of doubt, non or late payment of fees which are not subject to a bona fide dispute shall constitute a material breach of this Addendum.

7.4
In the event of termination of a SOW hereunder, Prime shall pay Sub: (1) all fees as specified in the SOW and expenses up to the effective date of the termination, including work in progress, plus fees for the applicable notice period irrespective of whether Prime requires Subs services during such period; and (2) any termination charges agreed by the Parties or as may have been set out in the applicable SOW. If this Addendum is terminated before all SOW's executed hereunder are terminated or completed, the terms of this Addendum shall remain in full force until the termination or completion of such Statements of Work.

8.	WARRANTIES

8.1
The Parties each warrant that they have obtained all necessary corporate approvals to enter into this Addendum and that no consent, approval, or withholding of objection is required from any external authority with respect to the entering into of this Addendum. The Parties further warrant that they are under no obligation or restriction, nor will they assume any such obligation or restriction, that would in any way interfere or conflict with any obligations under this Addendum.

8.2
The Parties warrant that they will comply with all applicable laws and regulations in their conduct pursuant to this Addendum. The Parties further covenant that a change in laws that materially alters the assumptions upon which Vendor entered this Addendum or a particular SOW shall warrant a Change Order.

8.3
Prime warrants that it will perform the Services in a professional and workmanlike manner and that its personnel have the requisite skills and experiences to perform the elements of the Services which are assigned to them.

8.4
Sub warrants that it will correct any material deficiencies in any software Deliverable(s) during the period of 30 days following actual or deemed Acceptance, provided that Prime must notify Sub in writing of such deficiency and specify in detail the nature of the deficiency, and provided further that Sub shall be afforded a commercially reasonable period of time to correct such deficiency. Sub shall have no obligation to correct deficiencies to the extent caused by: (1) third Party software or services relating to the Deliverable(s); (2) fault or negligence of Prime or its Customer; (3) improper or unauthorized use of the Deliverable; (4) use of the Deliverable in a manner for which it was not designed, including, without limitation, use of the Deliverable in connection with a technical environment other than as specified in the Statement of Work or agreed by the Parties; (5) modifications of the Deliverable by anyone other than Sub or its employees or agents; or (6) causes external to the operation of the Deliverable. The obligations set forth in this clause shall not apply to Services provided on a time and materials basis, however Prime may elect to contract for such additional services from Subon mutually agreed commercial terms. Upon expiration of the period stated in this clause, Prime shall be solely responsible for the management, maintenance and support of the Deliverable(s) unless such services are separately contracted with Prime.

EXCEPT FOR THE FOREGOING, SUB EXCLUDES AND DISCLAIMS ALL WARRANTIES, CONDITIONS OR STATEMENTS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THAT DELIVERABLES WILL BE ERROR-FREE.

9.	FEES, INVOICING & PAYMENT

9.1
Fees. Projects performed on a time and materials basis will be billed in accordance with the rates stated in Appendix 3 (Pricing) and/or the SOW. Rates stated in Appendix 3 shall be valid for one year from the Effective Date of this Addendum and will be subject to annual adjustment by Prime, provided however that the rates that govern an SOW will be valid for the remainder of the SOW unless otherwise provided therein. Projects performed on a fixed-price basis will be charged as set forth in the applicable SOW. In addition to the fees for Services, Sub will reimburse Prime for ordinary and necessary out-of-pocket expenses incurred in the performance of the Services.

9.2
Invoicing & Payment. Prime will pay Sub’s invoices within 30 days from the date of invoice, except for those portions of any invoice that the Prime disputes in good faith and in writing. Sub may charge interest at the rate of 1.5% per month for delayed payments. Invoices shall be deemed to have been accepted if Prime does not furnish a written objection specifying the nature of the dispute within 15 days from the date of invoice. Prime may assign the benefit of its rights to receive payment to a third party as part of its debt factoring or other legitimate business arrangements, and Sub expressly consents to such assignments. Any disputed, pending resolution, amounts shall be paid into an independent interest bearing escrow account.

a.	LIMITATION OF LIABILITY
10.1 In no circumstances will either Party be liable to the other in contract, tort (including negligence), for breach of warranty, or otherwise, for any special, indirect or consequential, exemplary, or punitive damages, nor for loss of revenue, business profits, interest or anticipated savings, loss of goodwill or reputation, loss of or damage to records or data, penalties or third party claims for loss or damage or other compensation arising from any act or omission of such party, or its Affiliates, officers, agents, and employees, even if it has been advised of the possibility of such losses or damages, and regardless of the basis on which the related claim may be made.

10.2
Subject to the terms contained in section 6 of this Addendum, the aggregate liability of one Party to the other under this Addendum (and/or any Local Addendum) whether arising under contract, tort (including negligence), breach of statutory duty, contribution or otherwise shall not in any event exceed in the aggregate and in respect of each SOW formed hereunder an amount equal to the fees paid to Sub by Prime under the relevant SOW in the twelve months preceding the Claim for liability. The foregoing shall not serve to limit Sub’s indemnification obligations or Confidentiality obligations unless stated otherwise in clause 6 of this Addendum.

10.3	Sub shall not be liable to Prime for any breach of its obligations under this Statement of Work if that breach is caused or contributed to by:

(i)	any failure or delay of Prime and/or its Customer, its affiliates or their respective employees in the performance of its obligations pursuant to the Addendum or this Statement of Work;

(ii)	any negligent or unlawful act or omission of Prime, its affiliates or their respective employees;

(iii)	any breach of contract or negligent act or omission on the part of any third party contractor or advisor employed by Prime or its affiliates;

(iv)	service or resource reductions requested or approved by Prime through the Contract Change Control Procedure;

(v)	the failure of any software, tools or materials supplied to Sub by the Prime or its affiliates.

10.4 Both parties will in all circumstances use their reasonable endeavours to mitigate any losses which are said to arise by reason of the breach, negligence or other default on the part of the other party.

10.	RELATIONSHIP OF PARTIES
It is understood and agreed that Prime and/or Sub as applicable, will provide Services under this Addendum as an independent contractor and that during the performance of Services under this Addendum, Prime's employees will not be considered employees of Sub (and vice versa) for any purpose whatsoever. Accordingly, Prime and/or Sub, as applicable shall be solely responsible for the compensation of its respective employees and all employment-related taxes. Further, nothing herein shall be construed to entitle either Party to be a representative, agent, partner or joint venturer of the other.

11.	PUBLICITY
Prime shall have the express permission to use Sub’s name and logo in identifying Sub as a subcontractor of Prime, but neither Party without the express written consent of the other Party may divulge the terms of the Addendum or make any public statement about the specifics of the Services performed hereunder.

12.	FORCE MAJEURE
If either Party's ability to perform any of its obligations under this Addendum is adversely affected because of circumstances beyond the reasonable control of the Party, such as an act of God, fire, casualty, flood, war, terrorist act, failure of public utilities, injunction or any act, exercise, labor or civic unrest, assertion or requirement of any governmental authority, epidemic, or destruction of production facilities (a “Force Majeure Event”), the Party who has been so affected shall immediately give notice to the other Party and shall do everything reasonably practicable to resume performance. . Upon receipt of such notice, all affected obligations under this Addendum shall be immediately suspended for the period of such Force Majeure Event. If the period of non-performance exceeds 60 days from the receipt of notice of the Force Majeure Event, the Party whose ability to perform has not been so affected may give written notice to terminate any affected SOW's. This Section shall not excuse Prime from implementing any disaster recovery plan or business continuity plan that has been agreed between the Parties.

13.	DISPUTE RESOLUTION

a.
All disputes arising out of or in connection with this Addendum shall be attempted to be settled through good-faith negotiation between senior management of both Parties, followed if necessary (and only if agreed by the Parties) by professionally-assisted mediation. Any mediator so designated must be acceptable to each Party. The mediation will be conducted as specified by the mediator and agreed upon by the Parties. The Parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute. The mediation will be treated as a settlement discussion and therefore will be confidential and may not be used in a later evidentiary proceeding. The mediator may not testify for either Party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each Party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the Parties. In the event that negotiation or mediation does not result in a resolution of the dispute, the Parties shall proceed to binding arbitration as set forth below.

b.
All disputes arising out of or in connection with this Addendum shall be finally settled under the Rules of Arbitration of the American Arbitration Association by a single arbitrator appointed in accordance with the said rules.

c.
The place of arbitration will be New York. The language of the arbitration shall be English. If permitted by the applicable rules, limited discovery will be permitted in connection with the arbitration upon Addendum of the Parties or upon a showing of substantial need by the Party seeking discovery. The arbitrator’s decision shall follow the plain and natural meaning of the relevant documents and shall be final and binding. The arbitrator will have no power to award (i) damages inconsistent with the Addendum or (ii) punitive damages or any other damages not measured by the prevailing Party’s actual direct damages, and the Parties expressly waive their right to obtain such damages in arbitration or in any other forum. All aspects of the arbitration will be confidential. Neither the Parties nor the arbitrator may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Each Party will promptly pay its share of all arbitration fees and costs and shall be responsible for its own attorneys’ fees.

d.
Notwithstanding the determination by the Parties to utilize arbitration as specified above for resolution of disputes arising out of or in connection with this Addendum, nothing herein shall preclude either Party from seeking and obtaining from a court of competent jurisdiction appropriate equitable relief, including without limitation, a temporary restraining order or other injunctive relief, to prevent a breach of this Addendum relating to intellectual property, confidentiality, or non-hire and non-solicitation, or to otherwise maintain the status quo pending outcome of any arbitration.

14.	GENERAL

a.	This Addendum shall be interpreted and construed in accordance with the laws of New York, without regard to its conflicts of laws provisions.

b.	The headings used in this Addendum are for the convenience of the Parties only and shall not be deemed a part of, or referenced in, construction of this Addendum.

c.
This Addendum will be binding on the Parties hereto and their respective successors and assigns. Neither Party may assign the Addendum or SOWs without the prior written consent of the other. Any assignment by operation of law, order of any court, or pursuant to any plan of merger, consolidation or liquidation, will be deemed an assignment for which prior consent is required and any assignment made without any such consent will be void and of no effect as between the Parties.

d.
A delay or omission by either Party to exercise any right or power under this Addendum will not be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other covenant in this Addendum.

e.
This Addendum, including its Appendices, schedules, exhibits, or SOWs entered into pursuant to its terms, constitutes the entire Addendum between the Parties with respect to the subject matter contained in this Addendum and supersedes all prior Addendums, whether written or oral, with respect to such subject matter.

f.
No amendment or change to this Addendum or any waiver or discharge or any rights or obligations under this Addendum will be valid unless in writing and signed by an authorized representative of the Party against which such amendment, change, waiver or discharge is sought to be enforced.

g.
In the event that any provision of this Addendum conflicts with the law under which this Addendum is to be construed or if any such provision is held invalid by a competent authority, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of this Addendum will remain in full force and effect.

h.	No person who is not a party to this Addendum shall have any rights to enforce any term of this Addendum.

i.
Any provision of this Addendum that contemplates performance or observance subsequent to termination or expiration of the Addendum will survive termination or expiration of the Addendum and continue in full force and effect, including the following:

Non-Hire and Non-Solicitation
Payment
Confidentiality
Proprietary Rights
Warranties
Indemnification
Limitation of Liability
Dispute Resolution
General

j.
All notices, requests, demands and determinations under the Addendum other than routine operational communications will be in writing through (i) hand delivery, (ii) express overnight courier with a reliable system for tracking delivery, or (iii) confirmed facsimile or electronic mail with a copy sent by another means specified herein, to the following:

If to Prime:    [insert Prime info]

If to Sub:     [insert Sub info]

15.11 The Addendum may be executed in several counterparts, all of which taken together will constitute one single Addendum between the Parties.
ACCEPTED AND AGREED BY THE FOLLOWING AUTHORIZED REPRESENTATIVES OF THE PARTIES AS OF THE EFFECTIVE DATE:

Wipro:
Signature________________________

Name___________________________

Title____________________________

Company:
Signature________________________

Name___________________________

Title____________________________

Appendix 1
Form of Statement of Work
[When Wipro is acting as Prime Contractor]

This Statement of Work Number ________ (“Statement of Work” or “SOW”) dated the _______ day of _______, 20__ (“Effective Date”) is made by and between Wipro, LLC (“Wipro” or “Prime”) and Harte-Hanks ____________. (“Company” or “Sub”) and is issued pursuant to and incorporates by reference the terms and conditions of the Project Addendum the _______ day of _______, 20__ [“Addendum”) and the Co-Marketing Agreement dated the ___ day of January, 2018 (“Agreement”) between Wipro and Harte Hanks.
Prime: Wipro LLC
Sub: Harte Hanks [enter legal name of Harte Hanks contracting entity]
Work described in Addendum:
Portion of Work to be performed by Sub:
The relationship between WIPRO and Company with respect to the Request referred to in this Statement of Work shall be: [exclusive/non-exclusive]
Project Schedule for Proposal (if applicable):
Deliverables:
Work Product (if any):
Responsibility Table:

Task	Description	Primary Responsibility	Support

Other terms:
Except for the provisions of the Addendum that are amended by the parties pursuant to this Statement of Work, the Addendum shall remain in full force and effect and is hereby ratified and confirmed in all respects. This Statement of Work may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
Agreed to and accepted:
ACCEPTED AND AGREED as of the first date above written by the following authorized party representatives.

Wipro                            Company

By:     ___________________________        By:    ___________________________

Name:     ___________________________        Name:    ___________________________

Title:      ___________________________         Title:    ___________________________

Appendix 2
Form of Statement of Work
[When Harte Hanks is acting as Prime Contractor]

Work Order Number _________

Contract Number _____________
This Work Order Number ________ (“Order”) dated the _______ day of _______, 20__ (“Effective Date”) is made by and between Wipro, LLC (“Supplier”) and Harte-Hanks ____________. (“Harte Hanks”) and is issued pursuant to and incorporates by reference the terms and conditions of the Supplier Supply and Services Agreement dated the 22nd day of July, 2016 (“Agreement”) between Supplier and Harte Hanks.

1.	Products/Services and Pricing
NOTE IF SERVICE LEVELS ARE REQUIRED AND NEED TO BE DEVELOPED FOR THIS RELATIONSHIP

2.
Term of Order: The term of this Order shall commence upon the Effective Date of the Order and continue thereafter for a period of ___ (___) year. Thereafter, this Order shall renew automatically for additional one-year periods unless either party terminates this Order upon written notice to the other party 30 days prior to the end of the initial term or any one-year renewal term.

This Order incorporates and is subject to all of the terms and provisions of the Agreement, and is valid only if signed by authorized representatives of both parties. Each party represents that the individual signing on its behalf has read this Order, understands it, and has full authority to bind such party.

Harte Hanks                        Wipro, LLC

By:            By:

Name:        Name:

Title:         Title:

Date:                            Date:
Appendix 3
PricingThe Parties understand and mutually agree that Projects performed will be billed in accordance with the rates specified in the applicable Statement of Work.
Schedule-2
Overall revenues from Wipro-Harte Hanks relationship

(In $M, Mar y/e)	FY2018	FY2019	FY2020	FY2021	FY2022	FY2023
Sell-to (Harte Hanks)	[**]	[**]	[**]	[**]	[**]	[**]
Sell-through (Harte Hanks)	[**]	[**]	[**]	[**]	[**]	[**]
Sell-with	[**]	[**]	[**]	[**]	[**]	[**]
Total revenues	[**]	[**]	[**]	[**]	[**]	[**]

Schedule-3
List of Customers identified by both Harte Hanks and Wipro for Co-Marketing agreement. This list will be updated based on progress and mutual understanding of both teams from time to time.

Category of Customer	Harte Hanks Existing account	Wipro existing accounts	Existing Joint accounts
Account name identified for Co-Marketing (sell-with)	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
	[**]	[**]	[**]
[**]
[**]
[**]
[**]

Schedule-4
Initial set of offerings identified by both teams are as following:

1.	Blueprint: Assess & Fix

2.	Marketing Operations

3.	Customer Discovery

4.	Customer Insights

5.	Customer Experience

6.	Marketing Innovation and Martech

1